Exhibit 99.5

CONTACT

Gregory F. Hughes
Chief Financial Officer
(212) 594-2700
Or
Andrew Mathias
Chief Investment Officer
(212) 594-2700

SL Green Realty Corp. Increases Ownership Interest in
485 Lexington Avenue

Company Also Recapitalizes 521 Fifth Avenue in Partnership with The City
Investment Fund

New York, NY — (December 4, 2006) - SL Green Realty Corp. (NYSE:SLG) today announced that it has agreed to purchase interests in 485 Lexington Avenue from its partners, The City Investment Fund (CIF) and the Witkoff Group, resulting in majority ownership and control of the property.  SL Green also announced today that it has agreed to recapitalize 521 Fifth Avenue with CIF, which will acquire a 49.9% interest in SL Green’s investment in that asset.

485 Lexington Avenue

As a result of the acquisition of interests from CIF and The Witkoff Group, SL Green’s ownership interest in 485 Lexington Avenue will be 87%.  The transaction values the property at $578 million or approximately $630 per square foot, compared to $225 million or $244 per square foot when first acquired in 2004.  In addition, SL Green originated a loan secured by CIF’s remaining ownership stake.  SL Green also acquired an option from CIF to purchase its remaining equity interest.

Since the acquisition in 2004, SL Green, and CIF and The Witkoff Group have repositioned 485 Lexington Avenue through a substantial marketing, redevelopment and leasing campaign that has resulted in the execution of eleven leases totaling approximately 756,000 square feet and an overall increase in the property’s occupancy to 88%.  Discussions with additional potential tenants are ongoing.

Marc Holliday, Chief Executive Officer of SL Green said, “On behalf of SL Green’s shareholders and our partners, we have created an extraordinary amount of value at this property in just 30 months.  This is yet another demonstration of how SL Green, working with its partners, can reposition an asset as a Class A property and fill it with blue chip tenants to realize sizable financial gains for ownership.  We look forward to working successfully with CIF and The Witkoff Group in the future.”

521 Fifth Avenue

The recapitalization of 521 Fifth Avenue, resulting from CIF’s acquisition of a 49.9% interest, values the asset at $240 million or approximately $500 per square foot.  SL Green will continue to manage and lease the property and will be entitled to management fees and incentive fees based on the achievement of certain performance thresholds.

Since acquisition earlier this year, SL Green has signed five leases totaling 53,000 square feet at the property and has embarked on a major capital improvement program to reposition it.  This includes the expansion of the property’s Fifth Avenue retail presence, which is underway.

Andrew Mathias, Chief Investment Officer of SL Green said, “We are very pleased to be continuing our partnership with CIF at 521 Fifth Avenue.  We’re excited by the progress of our repositioning efforts and glad CIF shares our vision.  The basis on which CIF is investing represents a $15 million profit on SL Green’s investment over the last six months, a strong indicator of the value we’ve already created.”

Joseph M. Zuber, Chief Investment Officer of The City Investment Fund said, “We are pleased to acquire such a major stake in this prime office and retail tower located in the heart of the Midtown/5th Avenue corridor.  We also look forward to the opportunity to build upon our successful and continuing partnership with SL Green at 521 Fifth Avenue.”

About SL Green Realty Corp.
SL Green Realty Corp. is a self-administered and self-managed real estate investment trust, or REIT, that predominantly acquires, owns, repositions and manages a portfolio of Manhattan office properties. As of September 30, 2006 the Company owned 27 office properties totaling approximately 18.4 million square feet. SL Green’s retail ownership totals approximately 300,000 square feet at eight properties.  The Company is the only publicly held REIT that specializes exclusively in this niche.

To be added to the Company’s distribution list or to obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at 212-216-1601.

About The City Investment Fund
The City Investment Fund L.P., formed in 2004 and capitalized primarily through financial commitments from the New York City and State Pensions Systems, is co-managed by The Morgan Stanley Real Estate Funds (MSREF), an affiliate of Morgan Stanley, a leading global financial services firm, and Fisher Brothers, one of New York City’s preeminent builders and owners of commercial real estate.

To date, the Fund has invested in 26 projects, with an aggregate value of $3 billion.  The portfolio now includes office, hotel, retail, residential and other holdings and new developments in the five boroughs.

Forward-looking Information
This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial office real estate markets in New York, competitive market conditions, unanticipated administrative costs, timing of leasing income, general and local economic conditions, interest rates, capital market conditions, tenant bankruptcies and defaults, the availability and cost of comprehensive insurance, including coverage for terrorist acts, and other factors, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filing with the Securities and Exchange Commission.

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